Exhibit 5.1

LEGAL OPINION

May 27, 2010

Auto Search Cars, Inc.
164 Eleven Levels Road
Ridgefield, CT 06877

RE:	Registration Statement on Form S-4

Dear Board of Directors:

In connection with the registration by Auto Search Cars, Inc. (the “Company”) on Form S-4 (the “Registration Statement”) providing registration under the Securities Act of 1933, as amended, of 63,964,202 shares of Common Stock (the “Securities”), to be issued in connection with the Company's proposed transaction pursuant to the Merger Agreement and Plan of Reorganization, dated February 8, 2010, by and among the Company, Auto Search Cars Acquisition Corp., and Curaxis Pharmaceutical Corporation, Inc. (the “Agreement”), we are furnishing the following opinion as counsel to the Company.

In connection with this opinion, we have examined and relied upon the Registration Statement, such corporate records, certificates of public officials and officers of the Company, and other documents and records as we have considered necessary or proper for the purpose of this opinion.  We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof and the due execution of such documents.

Our opinion is expressed only with respect to the federal laws of the United States of America and the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.  We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.

In rendering this opinion, we have assumed that prior to the issuance of any of the Securities (i) the Registration Statement will have become effective under the Securities Act of 1933, as amended, and (ii) the transactions contemplated by the Agreement will be consummated in accordance with the Agreement.

Based upon the foregoing, and having regard to legal considerations that we deem relevant, we are of the opinion that the Securities when issued and sold in accordance with the transactions described in the Registration Statement, and in accordance with the securities laws of the various states in which they may be issued, will be validly issued, fully paid and nonassessable.

As counsel to the Company, we hereby consent to the reference to this firm under the caption “Legal Matters” contained in the Prospectus which is part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

ANSLOW & JACLIN, LLP.

/s/ Anslow & Jaclin, LLP

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